                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549



                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                           (Amendment No.    6   )*
                                          -------


                             Westwood Corporation
--------------------------------------------------------------------------------
                               (Name of Issuer)


                         Common Stock, $.003 par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  961748 20 9
--------------------------------------------------------------------------------
                                (CUSIP Number)


--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]   Rule 13d-1(b)

     [_]   Rule 13d-1(c)

     [X]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                  Page 1 of 4
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CUSIP NO. 961748 20 9                13G                             Page 2 of 4

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


        William J. Preston
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

        United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                              770,558
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY                   -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                              770,558
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        770,558
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

        11%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

        IN
------------------------------------------------------------------------------
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CUSIP NO. 961748 20 9                 13G                           Page 3 of 4


Item 1.   (a)    Name of Issuer:  Westwood Corporation
------           --------------

          (b)    Address of Issuer's Principal Executive Offices:
                 -----------------------------------------------

                 5314 South Yale Avenue, Suite 1100
                 Tulsa, Oklahoma 74135

Item 2.   (a)    Name of Persons Filing:  William J. Preston
------           -------------------------------------------

          (b)    Address of Principal Business Office:
                 ------------------------------------

                 1717 Woodstead Court
                 The Woodlands, Texas  77380

          (c)    Citizenship:  United States
                 -----------

          (d)    Title of Class of Securities:  Common Stock, par value $.003
                 ----------------------------

          (e)    CUSIP Number:  961748 20 9
                 ------------

Item 3.   If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
------    --------------------------------------------------------------------
          (c), check whether the person filing is a:
          ------------------------------------------

          Not Applicable

Item 4.   Ownership.
------    ---------

          (a)    Amount Beneficially Owned:  770,558 shares

          (b)    Percent of Class: 11%

          (c)    Number of shares as to which such person has:

                 (i)    sole power to vote or to direct the vote: 770,558

                 (ii)   shared power to vote or to direct the vote: -0-

                 (iii)  sole power to dispose or to direct the disposition of:
                        770,558

                 (iv)   shared power to dispose or to direct the disposition
                        of: -0-
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CUSIP NO. 961748 20 9                 13G                            Page 4 of 4


Item 5.   Ownership of Five Percent or Less of a Class.
------    --------------------------------------------

          Not Applicable

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.
------    ---------------------------------------------------------------

          Not Applicable

Item 7.   Identification and Classification of the Subsidiary Which Acquired the
------    ----------------------------------------------------------------------
          Security Being Reported on By the Parent Holding Company.
          --------------------------------------------------------

          Not Applicable

Item 8.   Identification and Classification of Members of the Group.
------    ---------------------------------------------------------

          Not Applicable

Item 9.   Notice of Dissolution of Group.
------    ------------------------------

          Not Applicable

Item 10.  Certification.
-------   -------------

       By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                   Signature

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 15, 1999              /s/ William J. Preston
                                       -----------------------
                                       William J. Preston